Exhibit 99.4

Independent Contractor Agreement

1.       Parties

This Independent Contractor Agreement ("Agreement") is between VelaTel Global Communications, Inc. ("VelaTel") and Marisol Gonzalez ("Independent Contractor").

2.       Term of this Agreement

The term of this Agreement shall be effective as of June 15, 2012 and shall continue indefinitely, subject to termination by either party with or without cause upon 30 days written notice ("Term").

3.       Services to be Performed by Independent Contractor

Independent Contractor shall perform professional services ("Services") as an independent contractor to VelaTel to act as Administrative Assistant.

4.       Payment

VelaTel shall pay Independent Contractor for the Services based on Independent Contractor’s standard hourly rates or monthly retainer, plus reimbursement of reasonable expenses. Any or all of the Independent Contractor Fee earned but unpaid from time to time may be paid in the form of Series A common stock of VelaTel (either registered under SEC Form S-8 or restricted under SEC Rule 144, depending upon the circumstances) upon mutual agreement of the parties.

5.       State and Federal Taxes

Independent Contractor shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government, as a result of remuneration paid to Independent Contractor for the performance of the Services. This includes income, Social Security, Medicare and self-employment taxes. Independent Contractor shall also pay all unemployment contributions related to the performance of the Services. Independent Contractor shall defend and indemnify VelaTel with regard to any such payments.

6.       Fringe Benefits

Independent Contractor shall not be eligible to receive any employee benefits from VelaTel, including, but not limited to, medical, dental, vision, long-term disability, accidental death and dismemberment, flexible spending account, mental health services, family and medical care leave benefits, vacation benefits and participation in any VelaTel 401(k) plan.

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7.       Independent Contractor Status

The parties intend Independent Contractor to act as an independent contractor in the performance of the Services. Independent Contractor shall have the right to control and determine the methods and means of performing the Services. Independent Contractor shall use his own expertise and judgment in performing the Services, recognizing that VelaTel is relying on Independent Contractor to consult, when appropriate, with employees of VelaTel and its subsidiaries and affiliated companies.

8.       Confidential Information

In order to assist Independent Contractor in the performance of the Services, VelaTel may supply Independent Contractor, from time to time, with information concerning VelaTel and the VelaTel Group, and their respective customers and suppliers, hereinafter referred to as "Confidential Information." Independent Contractor shall hold confidential and not disclose to others, either directly or indirectly, any and all Confidential Information, propriety information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information which may be learned from VelaTel and/or the VelaTel Group before and during the term of this Agreement, unless the same have been furnished directly to Independent Contractor by VelaTel and Independent Contractor is advised in writing by VelaTel that such information is not Confidential Information. Independent Contractor acknowledges that the terms and conditions of this Agreement are deemed confidential by VelaTel and agrees not to disclose any information regarding it to any third party, without VelaTel's prior written consent. All documents containing Confidential Information shall be returned to VelaTel, and no copies shall be retained by Independent Contractor on the termination or expiration of this Agreement. Notwithstanding the foregoing, such duty of confidentiality shall not extend to information which is or comes into the public domain, is rightfully obtained for third parties under a duty of confidentiality, or which is independently developed without reference to VelaTel's Confidential Information. The duties of confidentiality imposed by this Agreement shall survive any termination or expiration of this Agreement for a period of three (3) years. All data and information developed by Independent Contractor (including notes, summaries, and reports), while performing the Services, shall be kept strictly confidential and shall not be revealed to third parties, without VelaTel's prior written consent thereto. All such data and information shall be delivered to VelaTel by Independent Contractor at VelaTel's request.

9.       Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The parties shall share the costs of the mediator equally. Each party shall cooperate fully and fairly with the mediator, and shall reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section.

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Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in San Diego County, California, for resolution by a single arbitrator acceptable to both parties. If the parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence. The award of such arbitrator shall be final and binding on the parties, and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney's fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

10.       Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

Independent Contractor shall not assign any of his rights under this Agreement or delegate any of his responsibilities without the prior written consent of VelaTel, which may be exercised in its sole discretion. This Agreement binds and benefits the heirs, successors and assignees of the parties to this Agreement, subject to the prohibition on assignments contained in this Section.

11.       Notices

All notices shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a worldwide recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notices shall be addressed as follows:

VelaTel Group, Inc.

5950 La Place Court, Suite 160

Carlsbad, CA 92008

Fax No.: (760) 359-7040

Attention: Kenneth L. Waggoner

kwaggoner@velatel.com

Marisol Gonzalez

303 Trailblazer

Mission Viejo, CA 92692

12.       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to California's conflict-of-laws rules.

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13.       Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement.

14.       Waiver

If one party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of his or her rights or remedies under this Agreement, the party retains the right to enforce that term or provision at a later time.

15.       Severability

If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended or limited only to the extent of necessary to render it valid and enforceable.

16.       VelaTel's Responsibilities

VelaTel shall be responsible to keep Independent Contractor apprised of facts pertinent to the Services and to review and comment concerning documents prepared by Independent Contractor.

17.       Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of this Agreement with respect to its subject matter. This Agreement may not be amended, except in writing signed by both parties.

VelaTel Global Communications, Inc.

By: /s/ George Alvarez

George Alvarez

Title: Chief Executive Officer

/s/ Marisol Gonzalez

Marisol Gonzalez

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